Exhibit 10.36

EXECUTION VERSION

SFX ENTERTAINMENT, INC.

430 Park Avenue

New York, New York 10022

March 15, 2013

Nightlife Holdings LLC

Gentlemen:

Re:                             Amendment to Asset Contribution Agreement; Termination of Pledge and Security Agreement; Amended and Restated Promissory Note

Reference is made to that certain (a) Asset Contribution Agreement, dated as of November 21, 2012, by and among SFX Holding Corporation (n/k/a SFX Entertainment, Inc.), a Delaware corporation (“Parent”), SFX-Nightlife Operating LLC, a Delaware limited liability company, Nightlife Holdings LLC, a Florida limited liability company (“Nightlife”), and the other parties thereto, as amended by letter agreement dated December 31, 2012 (the “Asset Contribution Agreement”), (b) Pledge and Security Agreement, dated as of December 31, 2012, by and between Parent and Nightlife (the “Pledge Agreement”) and (c) Secured Promissory Note, dated December 31, 2012, executed by Parent and delivered to Nightlife pursuant to the Asset Contribution Agreement (the “Original Promissory Note”). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Pledge Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Nightlife hereby agree as follows:

1.                                      Amendment to Asset Contribution Agreement. The Asset Contribution Agreement is hereby amended such that the first sentence of Section 2.8 thereof shall be amended and restated in its entirety as follows:

“2.8 Earn-Out. Following the Closing Date, Parent agrees to make an additional payment to Nightlife (the “Earn-Out Payment”) upon the terms and subject to the conditions of this Section 2.8, for the one-year period ending on December 31, 2014 (the “Earn-Out Period”), which Earn-Out Payment, if any, will be paid to Nightlife in accordance with Section 2.8(d) below.”

Except as set forth above, the Asset Contribution Agreement remains in full force and effect.

2.                                      Termination of Pledge Agreement. The Pledge Agreement is hereby (i) first, amended by deleting Section 13 thereof in its entirety and (ii) notwithstanding any language to the contrary therein, is hereby immediately terminated in its entirety and deemed null and void, and both Parent and Nightlife shall have no further rights or obligations thereunder.

3.                                      Release and Waiver of Default. Nightlife hereby releases, absolutely, unconditionally, irrevocably and forever, all security interests in, adverse claims, Liens on, right of set-off against and any other encumbrance and interest in the Collateral granted to Nightlife under the Pledge Agreement (the “Security Interests”) and agrees that all of the Security Interests will be, and hereby are, forever discharged and automatically released and terminated. Nightlife hereby (i) waives any Event of Default under the Pledge Agreement and any default under the Original Promissory Note, in each case, that may have existed prior to the date hereof and (ii) acknowledges and agrees that upon the delivery of the Cash Payment (as defined below), no Event of Default under the Pledge Agreement or default under the Original Promissory Note shall exist. Nightlife will promptly execute and deliver any instruments of release and discharge pertaining to the Security Interests in any of the property, real or personal, of Parent as Parent may reasonably request to effectuate, or reflect of public record, the release and discharge of all such Security Interests, including Uniform Commercial Code termination statements to the extent applicable and the return of the LLC Power and any certificates representing or purporting to represent Membership Interests of SFX-Nightlife Operating LLC in its possession. To the extent permitted under the Uniform Commercial Code in effect in any relevant jurisdiction, Parent (or its attorneys and other designees) is authorized, from and after the date hereof, to file such termination statements as may be necessary in connection with the release and discharge contemplated by this letter agreement.

4. Further Lien Releases. Nightlife agrees that if Parent at any time reasonably determines and notifies Nightlife in writing, upon reasonable notice, that the delivery of any additional instrument executed by Nightlife is required to release, discharge or terminate (a) any Security Interest or (b) any notice, filing or registration of any Security Interest, Nightlife will, at Parent’s sole cost and expense and as reasonably requested by Parent in such written notice, execute and deliver (and, if requested, acknowledge) such other instruments effecting or confirming the release, discharge or termination of any Security Interest or any notice, filing or registration of any Security Interest in form and substance reasonably satisfactory to Nightlife.

5. Cash Payment. On March 15, 2013, Parent shall pay or cause to be paid to Nightlife $3,000,000 in cash by wire transfer to an account designated by Nightlife (the “Cash Payment”).

6. Amended and Restated Promissory Note. Parent and Nightlife shall execute an Amended and Restated Promissory Note, substantially in the form attached hereto as Exhibit A (the “Amended and Restated Note”), which shall amend and restate the Original Promissory Note in its entirety.

7. Tax Gross-Up.

(a)                                 The parties acknowledge and agree that Nightlife shall consult with Parent and its tax advisors regarding whether the Cash Payment and the principal amount due pursuant to the Amended and Restated Note (collectively, the “Payments”) should be reported as income for 2012 or 2013.

(b)                                 If following such consultation with Parent and its tax advisors set forth in subparagraph 7(a) above, and after taking into account such consultation, Nightlife determines that all or a portion of the Payments is properly reportable for 2012, Nightlife shall report all or such portion of the Payments as income for 2012; provided, however, that if it is determined that all or any portion of the Payments is not properly reportable for 2012 pursuant to a final determination within the meaning of Section 1313(a) of the Code (as defined in the Asset Contribution Agreement) (and/or an equivalent provision applicable in a relevant jurisdiction), then:

i.                                          any portion of the Payments determined not to be properly reportable in 2012 shall be shall be treated as a “Future Payment” for purposes of Section 2.8(a)(iv) of the Asset Contribution Agreement, and

ii.                                       any penalty, interest or similar amount with respect thereto, together with reasonable expenses incurred by Nightlife with respect to such final determination, shall be paid by Parent to Nightlife on a grossed up basis utilizing a reasonable analogous application of the principles of Section 2.8(a)(iv) of the Asset Contribution Agreement.

(c)                                  If following such consultation with Parent and its tax advisors set forth in subparagraph 7(a) above, and after taking into account such consultation, Nightlife determines that all or a portion of the Payments are not properly reportable for 2012 and Nightlife reports all or such portion of the Payments as income for 2013, such Payments or portion thereof determined to be income for 2013 (i) shall be deemed a “Future Payment” for purposes of Section 2.8(a)(iv) of the Asset Contribution Agreement and shall be subject to the gross-up formula contained in the last sentence of Section 2.8(a)(iv) of the Asset Contribution Agreement (the “Formula”); and (ii) if so calculated in accordance with the Formula, shall constitute an obligation of Parent to make a payment as so determined to Nightlife (“2013 Future Payment”) rather than the amount of the Payments. Nevertheless, as a material inducement to the parties to enter into this letter agreement, in the event that the Payments are deemed a “Future Payment”, Nightlife shall receive the Payments in 2013 as set forth in this letter agreement and, on or before January 10, 2014, Parent shall pay or cause to be paid to Nightlife an amount equal to the excess of (A) the amount of the 2013 Future Payment over (B) the amount of the Payments in cash by wire transfer to an account designated by Nightlife.

8.                                      Confession of Judgment. Parent shall execute and deliver to Nightlife, an Affidavit of Confession of Judgment, substantially in the form attached hereto as Exhibit B.

9.                                      Governing Law. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement and any related agreement or the transactions contemplated hereby or thereby shall be brought exclusively in any federal or state court located in the State of New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

10. Counterparts. This letter agreement may be signed in counterparts and delivered by facsimile or portable document format (pdf).

[Signature Page Follows]

Please confirm by your signatures below that this letter agreement is acceptable to you.

Sincerely yours,

SFX ENTERTAINMENT, INC.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: President

AGREED AND ACCEPTED:
NIGHTLIFE HOLDINGS LLC

By: David Grutman, Inc., Member-Manager
By:	/s/ David Grutman
Name: David Grutman
Title: President

By: Sebu Corp., Member-Manager
By:	/s/ Brian Gordan
Name: Brian Gordan
Title: President

Exhibit A

Amended and Restated Promissory Note

Exhibit B

Affidavit of Confession of Judgment